Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

CONTACT: Gordon Coburn
FOR IMMEDIATE RELEASE	Chief Financial & Operating Officer
201-678-2712

Investors: Gordon McCoun/Christina Corcoran
Press: Brian Maddox/Scot Hoffman
Financial Dynamics
212-850-5600
scot.hoffman@fd.com

COGNIZANT REPORTS STRONG SECOND QUARTER RESULTS

*Surpasses $2 Billion Annualized Revenue Run Rate in Second Quarter

*Plans to Invest Additional $100 Million in India Infrastructure Expansion

*Raises Outlook for Full Year 2007

Teaneck, NJ – August 1, 2007 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of global IT and business process outsourcing services, today announced financial results for the second quarter ended June 30, 2007.

Highlights – Second Quarter 2007

•	Quarterly revenue increased to $516.5 million, up 53% from the year-ago quarter.

•	Quarterly diluted EPS on a GAAP basis was $0.54, compared to $0.37 in the year-ago quarter.

•	Quarterly diluted EPS on a non-GAAP basis was $0.59, excluding stock-based compensation expense of $0.05, compared to $0.41 in the year-ago quarter.

Revenue for the second quarter increased to $516.5 million, up 12% from $460.3 million in the first quarter of 2007, and up 53% from $336.8 million in the second quarter of 2006. GAAP net income was $82.3 million, or $0.54 per diluted share, compared to $55.1 million, or $0.37 per diluted share, in the second quarter of 2006. GAAP operating margin for the quarter was 17.6%. Excluding stock based compensation expense of $9.5 million, non-GAAP operating margin was 19.4%, in-line with the Company’s targeted 19 to 20% range. Reconciliations of these non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

“We are very pleased with our strong second quarter financial results, which further extend our track record of industry-leading growth,” said Francisco D’Souza, President and CEO of Cognizant. “During the quarter, we surpassed the $2 billion annual revenue run rate, achieving this milestone just six quarters after surpassing a $1 billion annual revenue rate in the fourth quarter of 2005. Our rapid achievement of this milestone is a clear testament to the success of our long-term strategy of reinvesting in our business to meet the unique needs of our clients and drive value for our shareholders. Our operating margin for the quarter was within our target range and reflects our ability to effectively manage our business to offset macroeconomic headwinds, such as the recent appreciation of the Indian Rupee, while continuing to expand our proven growth platform around the world.”

D’Souza continued, “Cognizant’s second quarter performance was driven by growth across all dimensions of our business: vertical industry segments, service-areas and geographies. We increased our strategic customers by five, including two in Europe, where revenue grew 79% year-over-year and continues to outpace the Company average. Revenue from our Financial Services business segment, which includes banking, financial services and insurance customers, grew over 13% sequentially, and we experienced strong growth during the quarter from our telecommunications and healthcare customers. Demand across our broad range of solutions continued to rise, especially in ERP, Data Warehousing and Business Intelligence, Testing, and Infrastructure Management. Moving forward, we believe that the steadfast execution of our strategy and our commitment to expanding our global platform will continue to translate into strong financial and operating results.”

2007 Outlook – Third Quarter & Full Year

Based on current visibility, the Company is now providing the following guidance:

•	Third quarter 2007 revenue anticipated to be at least $550 million.

•	Third quarter 2007 diluted EPS expected to be $0.56 on a GAAP basis, and $0.62 on a non-GAAP basis, which excludes the impact of stock-based compensation expense of $0.06.

•	Fiscal 2007 revenue now anticipated to grow more than 48% to at least $2.11 billion.

•	Fiscal 2007 diluted EPS expected to be at least $2.20 on a GAAP basis, and at least $2.40 on a non-GAAP basis, which excludes the impact of stock-based compensation expense of approximately $0.20.

•	Total headcount by end of 2007 expected to be approximately 55,000, reflecting the Company’s plan to increase utilization throughout the remainder of the year.

“Our second quarter results clearly reflect our ability to effectively maintain our operating targets while continuing to reinvest in the growth of the business,” said Gordon Coburn, Chief Financial and Operating Officer. “In order to support our future growth, Cognizant’s Board of Directors has approved plans to make an additional $100 million investment in our previously announced infrastructure expansion program across India. The expanded construction plan at our new Chennai campus, located in a Special Economic Zone (“SEZ”), has now doubled in size with over two million square feet of capacity currently under construction. We have also increased the size of the first phase of planned construction of our SEZ facility in Coimbatore to over 725,000 square feet, and are acquiring additional property in Hyderabad and Chennai. We expect this investment to enhance our flexibility to meet the escalating demand for our services from both new and existing customers around the world. As a result of the strong demand environment, we are raising our guidance for full year 2007.”

Conference Call

Cognizant will host a conference call today, August 1, at 10:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call please dial (888) 652-6834 domestically or (706) 679-3288 internationally. The call will also be broadcast live via the Internet at Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “7027903” from two hours after the end of the call until 11:59 p.m. (ET) on August 8, 2007.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of global IT and business process outsourcing services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant uses its own on-site/offshore outsourcing model to provide applications management, development, integration, and reengineering; infrastructure management; business process outsourcing; and numerous related services, such as enterprise consulting, technology architecture, program management, and change management.

Cognizant has more than 46,000 employees who are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and on-site client teams. Cognizant maintains P-CMM, SW-CMM and CMMI Maturity Level 5 assessments from an independent third-party assessor and ranked among the top information technology companies in Business Week's Hot Growth Companies. Cognizant is a member of the NASDAQ-100 Index and the S&P 500 Index. Find additional information about Cognizant at www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP operating margin and non-GAAP diluted earnings per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures, the financial statements prepared in accordance with GAAP and reconciliations of Cognizant’s GAAP financial statements to such non-GAAP measures should be carefully evaluated.

We seek to manage the company to targeted operating margin, excluding stock-based compensation costs, of 19% to 20% of revenues. Accordingly, we believe that non-GAAP operating margin and non-GAAP diluted earnings per share, excluding stock-based compensation costs, are meaningful measures for investors to evaluate our financial performance. For our internal management reporting and budgeting purposes, we use financial statements that do not include stock-based compensation expense related to employee stock options and employee stock purchases for financial and operational decision making, to evaluate period-to-period comparisons and for making comparisons of our operating results to that of our competitors. Moreover, because of varying available valuation methodologies and the variety of award types that companies can use under FAS 123R, we believe that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make additional comparisons between our operating results to those of other companies. Accordingly, we believe that the presentation of non-GAAP operating margin and non-GAAP diluted earnings per share, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP operating margin and non-GAAP diluted earnings per share versus operating margin and diluted earnings per share calculated in accordance with GAAP is that non-GAAP operating margin and non-GAAP diluted earnings per share excludes a cost, namely, stock-based compensation, that is recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted earnings per share and evaluating such non-GAAP financial measures with financial measures calculated in accordance with GAAP.

-tables to follow-

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$516,514	$336,836	$976,784	$622,315

Operating Expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	292,326	188,320	547,235	346,908
Selling, general and administrative expenses	120,464	80,044	229,963	146,749
Depreciation and amortization expense	13,053	7,801	25,313	14,831

Income from operations	90,671	60,671	174,273	113,827

Other income (expense), net:
Interest income	6,450	3,853	13,121	7,290
Other income / (expense), net	529	1,508	512	1,467

Total other income / (expense), net	6,979	5,361	13,633	8,757

Income before provision for income taxes	97,650	66,032	187,906	122,584

Provision for income taxes	15,373	10,961	30,183	20,349

Net income	$82,277	$55,071	$157,723	$102,235

Basic earnings per share	$0.57	$0.39	$1.10	$0.73

Diluted earnings per share	$0.54	$0.37	$1.04	$0.68

Weighted average number of common shares outstanding	144,052	140,542	143,477	140,103

Weighted average number of common and dilutive shares outstanding	152,048	150,493	151,903	149,924

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	June 30, 2007	December 31, 2006
Assets

Current Assets

Cash and cash equivalents	$268,985	$265,937

Short-term investments	441,251	382,222

Trade accounts receivable, net of allowances of $5,283 and $3,719, respectively	348,878	259,210

Unbilled accounts receivable	54,721	39,265

Deferred income tax assets, net	78,728	61,257

Other current assets	37,007	32,500

Total Current Assets	1,229,570	1,040,391

Property and equipment, net	265,749	220,154

Goodwill	43,351	27,190

Intangible assets, net	14,755	20,463

Deferred income tax assets, net	6,275	1,024

Other assets	24,654	16,759

Total Assets	$1,584,354	$1,325,981

Liabilities and Stockholders' Equity

Current Liabilities

Accounts payable	$24,619	$27,839

Deferred revenue	15,004	19,401

Accrued expenses and other liabilities	219,496	202,263

Total Current Liabilities	259,119	249,503

Other noncurrent liabilities	7,992	2,979

Total Liabilities	267,111	252,482

Stockholders' Equity	1,317,243	1,073,499

Total Liabilities and Stockholders' Equity	$1,584,354	$1,325,981

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,				Three Months Ended June 30,
	2007 GAAP	2007 Adjustments		2007 Non-GAAP	2006 GAAP	2006 Adjustments		2006 Non-GAAP
Income from operations	$90,671	$9,512	(a)	$100,183	$60,671	$6,769	(c)	$67,440

Operating margin	17.6%	1.8%	(a)	19.4%	18.0%	2.0%	(c)	20.0%

Diluted earnings per share	$0.54	$0.05	(e)	$0.59	$0.37	$0.04	(e)	$0.41

	Six Months Ended June 30,				Six Months Ended June 30,
	2007	2007		2007	2006	2006		2006
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Income from operations	$174,273	$16,950	(b)	$191,223	$113,827	$14,371	(d)	$128,198

Operating margin	17.8%	1.8%	(b)	19.6%	18.3%	2.3%	(d)	20.6%

Diluted earnings per share	$1.04	$0.09	(e)	$1.13	$0.68	$0.08	(e)	$0.76

Notes:

(a)	Adjustment to exclude stock-based compensation of $9,512 from income from operations of which $4,828 was reported in cost of revenues and $4,684 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(b)	Adjustment to exclude stock-based compensation of $16,950 from income from operations of which $8,096 was reported in cost of revenues and $8,854 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(c)	Adjustment to exclude stock-based compensation of $6,769 from income from operations of which $3,332 was reported in cost of revenues and $3,437 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(d)	Adjustment to exclude stock-based compensation of $14,371 from income from operations of which $6,479 was reported in cost of revenues and $7,892 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(e)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit.